SCHEDULE 14A INFORMATION
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                    THE SECURITIES EXCHANGE ACT OF 1934
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             As filed with the Commission on February 28, 2000



Contact:

Kathleen Burdett
John Thompson
Dexter Corporation
(860) 292-7675
or
Lawrence A. Rand
Michael Freitag
Kekst and Company
(212)521-4800

FOR IMMEDIATE RELEASE

       DEXTER BOARD AUTHORIZES EXPLORATION OF STRATEGIC ALTERNATIVES

WINDSOR LOCKS, CONNECTICUT, February 28, 2000 -- Dexter Corporation (NYSE:DEX) said today its Board of Directors has authorized the Company's management and advisors to explore all strategic alternatives that may be available to Dexter to maximize shareholder value in the short term.

K. Grahame Walker, Chairman and Chief Executive Officer of Dexter, said:
"Based on the current circumstances that our company is facing, our Board has concluded it has no choice but to institute a process in which we will survey all of the Company's available options. Several specific factors contributed to the Board's decision, including the acquisition by International Specialty Products, Inc. (NYSE:ISP) of a blocking position in Life Technologies, Inc. (OTC Bulletin Board: LTEK) that made it impossible for Dexter to complete our plan to achieve 100 percent ownership of LTI as a platform for implementation of Dexter's life sciences growth strategy."

"Rather than negotiate a reasonable exit from LTI," Mr. Walker continued, "ISP instead launched a proxy contest for control of Dexter's Board with an unfinanced and inadequate $45 negotiation proposal. The Board strongly believes and has confidence in the long-term prospects for Dexter's growth strategy. However, ISP's self-serving insistence on a debate confined to a short-term focus coupled with ISP's ability to prevent Dexter from effectively implementing its growth strategy made it necessary to explore all other options at this time."

Dexter emphasized its Board has made no decision to sell the Company at this time, but said every available alternative -- including a merger or sale of the company, a financial restructuring, or a spin- off or sale of one or more of the Company's businesses -- would be examined and considered. In pursuit of that objective, third parties will be invited to sign confidentiality agreements, review comprehensive data room materials and receive Dexter management presentations. The Company has entered into a confidentiality agreement with ISP, and, as of February 24, three representatives of ISP and 10 representatives of ISP's financial advisor, Chase Securities, began to visit Dexter's data room. There can be no assurance that these discussions will result in a transaction or other action by Dexter.

Any statements in this press release that are not historical facts are "forward_looking statements" as that term is defined under the Federal Securities Laws. Forward_looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those stated in such statements. These and other risks are detailed in the Company's filings with the Securities and Exchange Commission.

Dexter Corporation is a global specialty materials supplier with three operating segments: life sciences, nonwovens, and specialty polymers. The company supplies specialty materials to the aerospace, electronics, food packaging, and medical markets.

                   Special Materials for Special Effects

                                   * * *
Information regarding persons who may be considered "participants" in the solicitation of proxies from Dexter shareholders can be found in a Schedule 14A filed with the Securities and Exchange Commission on February 23, 2000. Investors and security holders are advised to read the proxy statement that will be filed by Dexter relating to Dexter's 2000 annual meeting, when it becomes available, because it will contain important information. Security holders may obtain a free copy of the proxy statement (when available) and the Schedule 14A containing the participant information referred to above and other documents filed by Dexter with the Commission at the Commission's web site at www.sec.gov. The proxy statement, the Schedule 14A containing the participant information and such other documents may also be obtained for free from Dexter Corporation by directing such request to: Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096, Attention:
Investor Relations, (860) 292-7675.